Exhibit 99.1

NEWS RELEASE

Olympic Steel Reports Fourth-Quarter and Full-Year 2023 Results

Strong finish to the year led by Pipe and Tube segment delivering its second most profitable year ever

Shareholders rewarded with a quarterly dividend increase of 20% from $0.125 to $0.15 per share

Company enters 2024 in position of strength due to success of diversification strategy and operational disciplines

February 21, 2024 1:37 PM Eastern Standard Time

CLEVELAND — February 22, 2024 — Olympic Steel, Inc. (Nasdaq: ZEUS), a leading national metals service center, today announced results for the three and 12 months ended December 31, 2023.

Fourth-Quarter Results

Net income for the fourth quarter totaled $7.4 million, or $0.64 per diluted share, compared with net income of $4.0 million, or $0.34 per diluted share, in the fourth quarter of 2022. The results include $5.3 million of LIFO pre-tax income in the fourth quarter of 2023, compared with $0.9 million of LIFO pre-tax income in the same period a year ago. The fourth quarter 2023 results also include $1.1 million of acquisition-related charges. Adjusted EBITDA for the fourth quarter of 2023 was $16.7 million, compared with $11.9 million in the fourth quarter of 2022. Sales for the fourth quarter of 2023 totaled $489 million, compared with $520 million in the fourth quarter of 2022.

Full-Year Results

Net income for 2023 totaled $44.5 million, or $3.85 per diluted share, compared with net income of $90.9 million, or $7.87 per diluted share, in 2022. The results include $8.3 million of LIFO pre-tax income in 2023, compared with $0.6 million of LIFO pre-tax expense in 2022. The 2023 results also include $5.7 million of acquisition-related charges. Adjusted EBITDA for 2023 was $97.6 million, compared with $152.0 million in 2022. Sales for 2022 totaled $2.2 billion compared with $2.6 billion in 2022.

“Olympic Steel’s strong performance in the fourth quarter and for the full year reflects the success of our strategy to build a more diversified company that delivers results and creates shareholder value even under challenging market conditions,” said Richard T. Marabito, Chief Executive Officer. “For the second year in a row, we withstood a hot-rolled carbon steel index pricing decline of more than 45% during the year. Despite significant pricing fluctuations, we continue to deliver on our commitment to achieve more consistent, profitable results.”

Marabito said, “All three of our business segments positively impacted Olympic Steel’s results for the fourth quarter and full year. Our Pipe and Tube business delivered its second most profitable year ever, and our Carbon business showed its resiliency in navigating the pricing pressures of 2023. While Specialty Metals faced industry-wide stainless steel pricing headwinds, this segment contributed consistent positive EBITDA for both the fourth quarter and the full year.”

Olympic Steel, Inc. • 22901 Millcreek Boulevard, Suite 650 • Highland Hills, Ohio 44122

Marabito continued, “Our inventory management and strong cash flow have fortified our balance sheet. During 2023, we invested $170 million in the highly accretive Metal-Fab and Central Tube and Bar acquisitions, with both investments producing immediate, strong EBITDA returns. However, our total debt increased by only $25 million to $190 million at year-end, with availability of approximately $339 million. Our disciplined approach and financial strength provide the capacity to invest in higher-return opportunities, while simultaneously rewarding our shareholders with an increased quarterly dividend.”

The Company’s Board of Directors approved a regular first quarter 2024 cash dividend of $0.15 per share, which is an increase of $0.025 per share from the Company’s last quarterly dividend of $0.125 per share. This marks the third increase since 2022, cumulatively raising the quarterly dividend from $0.02 per share to $0.15 per share. The dividend is payable on March 15, 2024 to shareholders on record as of March 4, 2024. The Company expects to maintain the quarterly dividend of $0.15 per share on a regular basis, subject to Board approval. The Company has paid a regular quarterly dividend since March 2006.

Marabito concluded, “As we head into 2024, Olympic Steel is stronger than ever. We remain committed to our disciplines around working capital, operating expenses, cash flow and debt, while we seek opportunities to further expand our portfolio of higher-return, higher-value-add products. We are confident in our ability to build on our success, drive profitable growth and deliver strong value for shareholders.”

The table that follows provides a reconciliation of non-GAAP measures to the most directly comparable measures prepared in accordance with GAAP.

Olympic Steel, Inc.

Reconciliation of Net Income Per Diluted Share to

Adjusted Net Income Per Diluted Share

(Figures may not foot due to rounding.)

The following table reconciles adjusted net income per diluted share to the most directly comparable GAAP financial measure:

	Three months ended		Twelve months ended
	December 31,		December 31,
	2023	2022	2023	2022

Net income per diluted share (GAAP)	$0.64	$0.34	$3.85	$7.87

Excluding the following items
LIFO (income) / expense	(0.35)	(0.07)	(0.52)	0.04
Acquistion inventory fair market value adjustment	0.01	-	0.14	-
Acquisition related expenses	0.06	-	0.22	-
Gain on sale of warehouse	-	-	-	(0.13)
Employee retention credit	-	-	(0.25)	-
Adjusted net income per diluted share (non-GAAP)	$0.36	$0.28	$3.44	$7.77

Reconciliation of Net Income to Adjusted EBITDA

(in thousands)

The following table reconciles Adjusted EBITDA to the most directly comparable GAAP financial measure:

	Three Months Ended		Twelve Months Ended
	12/31/2023	12/31/2022	12/31/2023	12/31/2022

Net income (GAAP):	$7,408	$3,959	$44,529	$90,931
Excluding the following items
Foreign exchange loss included in net income	11	7	78	45
Interest and other expense on debt	3,627	2,804	16,006	10,080
Income tax provision	2,245	904	17,058	32,691
Depreciation and amortization	7,584	5,144	26,443	19,738

Earnings before interest, taxes, depreciation and amortization (EBITDA)	20,875	12,818	104,114	153,485

LIFO (income) / expense	(5,258)	(935)	(8,258)	565
Acquistion inventory fair market value adjustment	134	-	2,212	-
Acquisition related expenses	947	-	3,503	-
Gain on sale of warehouse	-	-	-	(2,083)
Employee retention credit	-	-	(4,000)	-
Adjusted EBITDA (non-GAAP)	$16,698	$11,883	$97,571	$151,967

Conference Call and Webcast

A simulcast of Olympic Steel’s 2023 fourth-quarter earnings conference call can be accessed via the Investor Relations section of the Company’s website at www.olysteel.com. The live simulcast will begin at 10 a.m. ET on February 23, 2023, and a replay will be available for approximately 14 days thereafter.

Forward-Looking Statements

It is the Company’s policy not to endorse any analyst’s sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “anticipate,” “should,” “intend,” “expect,” “believe,” “estimate,” “project,” “plan,” “potential,” and “continue,” as well as the negative of these terms or similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: risks of falling metals prices and inventory devaluation; supply disruptions and inflationary pressures, including the availability and rising costs of labor and energy; risks associated with shortages of skilled labor, increased labor costs and our ability to attract and retain qualified personnel; rising interest rates and their impacts on our variable interest rate debt; supplier consolidation or addition of new capacity; risks associated with the invasion of Ukraine, including economic sanctions, and the conflicts in the Middle East, or additional war, military conflict, or hostilities could adversely affect global metals supply and pricing; general and global business, economic, financial and political conditions, including, but not limited to, recessionary conditions and legislation passed under the current administration; reduced production schedules, layoffs or work stoppages by our own, our suppliers’ or customers’ personnel; risks associated with supply chain disruption resulting from the imbalance of metal supply and end-user demands, including additional shutdowns as a result of infectious disease outbreaks in large markets, such as China, and other factors; our ability to successfully integrate recent acquisitions, including CTB and Metal-Fab, into our business and risks inherent with the acquisitions in the achievement of expected results, including whether the acquisition will be accretive and within the expected timeframe; the adequacy of our existing information technology and business system software, including duplication and security processes; the levels of imported steel in the United States and the tariffs initiated by the U.S. government in 2018 under Section 232 of the Trade Expansion Act of 1962 and imposed tariffs and duties on exported steel or other products, U.S. trade policy and its impact on the U.S. manufacturing industry; the inflation or deflation existing within the metals industry, as well as product mix and inventory levels on hand, which can impact our cost of materials sold as a result of the fluctuations in the last-in, first-out, or LIFO, inventory valuation; risks associated with infectious disease outbreaks, including, but not limited to customer closures, reduced sales and profit levels, slower payment of accounts receivable and potential increases in uncollectible accounts receivable, falling metals prices that could lead to lower of cost or net realizable value inventory adjustments and the impairment of intangible and long-lived assets, negative impacts on our liquidity position, inability to access our traditional financing sources and increased costs associated with and less ability to access funds under our asset-based credit facility, or ABL Credit Facility, and the capital markets; increased customer demand without corresponding increase in metal supply could lead to an inability to meet customer demand and result in lower sales and profits; competitive factors such as the availability, and global pricing of metals and production levels, industry shipping and inventory levels and rapid fluctuations in customer demand and metals pricing; customer, supplier and competitor consolidation, bankruptcy or insolvency; the timing and outcomes of inventory lower of cost or net realizable value adjustments and LIFO income or expense; cyclicality and volatility within the metals industry; reduced availability and productivity of our employees, increased operational risks as a result of remote work arrangements, including the potential effects on internal controls, as well as cybersecurity risks and increased vulnerability to security breaches, information technology disruptions and other similar events; fluctuations in the value of the U.S. dollar and the related impact on foreign steel pricing, U.S. exports, and foreign imports to the United States; the successes of our efforts and initiatives to improve working capital turnover and cash flows, and achieve cost savings; risks and uncertainties associated with intangible assets, including impairment charges related to indefinite lived intangible assets; our ability to generate free cash flow through operations and repay debt; the amounts, successes and our ability to continue our capital investments and strategic growth initiatives, including acquisitions and our business information system implementations; events or circumstances that could adversely impact the successful operation of our processing equipment and operations; the impacts of union organizing activities and the success of union contract renewals; changes in laws or regulations or the manner of their interpretation or enforcement could impact our financial performance and restrict our ability to operate our business or execute our strategies; events or circumstances that could impair or adversely impact the carrying value of any of our assets; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; our ability to repurchase shares of our common stock and the amounts and timing of repurchases, if any; our ability to sell shares of our common stock under the at-the-market equity program; and unanticipated developments that could occur with respect to contingencies such as litigation, arbitration and environmental matters, including any developments that would require any increase in our costs for such contingencies.

In addition to financial information prepared in accordance with GAAP, this document also contains adjusted earnings per diluted share and adjusted EBITDA, which are non-GAAP financial measures. Management’s view of the Company’s performance includes adjusted earnings per share and adjusted EBITDA, and management uses these non-GAAP financial measures internally for planning and forecasting purposes and to measure the performance of the Company. We believe these non-GAAP financial measures provide useful and meaningful information to us and investors because they enhance investors’ understanding of the continuing operating performance of our business and facilitate the comparison of performance between past and future periods. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Additionally, the presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these non-GAAP measures to the most directly comparable GAAP financial measures is provided above.

About Olympic Steel

Founded in 1954, Olympic Steel (NASDAQ: ZEUS) is a leading U.S. metals service center focused on the direct sale and value-added processing of carbon and coated sheet, plate, and coil products; stainless steel sheet, plate, bar and coil; aluminum sheet, plate and coil; pipe, tube, bar, valves and fittings; tin plate and metal-intensive end-use products, including bollards, water treatment systems; commercial, residential and industrial venting and air filtration systems; Wright® brand self-dumping hoppers; and EZ-Dumper® dump inserts. Headquartered in Cleveland, Ohio, Olympic Steel operates from 47 facilities.

For additional information, please visit the Company’s website at www.olysteel.com.

Contact:

Richard A. Manson

Chief Financial Officer

(216) 672-0522

ir@olysteel.com

Olympic Steel, Inc.

Consolidated Statements of Net Income

(in thousands, except per-share data)

	Three months ended		Twelve months ended
	December 31		December 31
	2023	2022	2023	2022

Net sales	$489,408	$520,044	$2,158,163	$2,559,990

Costs and expenses
Cost of materials sold (excludes items shown separately below)	375,675	430,811	1,684,663	2,073,930
Warehouse and processing	31,087	25,599	122,212	104,668
Administrative and general	31,192	25,484	122,239	114,004
Distribution	15,448	13,916	66,979	60,529
Selling	11,063	8,269	41,436	40,174
Occupancy	4,068	3,147	16,520	13,200
Depreciation	6,215	4,519	21,545	17,285
Amortization	1,369	625	4,898	2,453
Total costs and expenses	476,117	512,370	2,080,492	2,426,243
Operating income	13,291	7,674	77,671	133,747
Other loss, net	11	7	78	45
Income before interest and income taxes	13,280	7,667	77,593	133,702
Interest and other expense on debt	3,627	2,804	16,006	10,080
Income before income taxes	9,653	4,863	61,587	123,622
Income tax provision	2,245	904	17,058	32,691
Net income	$7,408	$3,959	$44,529	$90,931

Earnings per share:
Net income per share - basic	$0.64	$0.34	$3.85	$7.87
Weighted average shares outstanding - basic	11,578	11,554	11,573	11,551
Net income per share - diluted	$0.64	$0.34	$3.85	$7.87
Weighted average shares outstanding - diluted	11,587	11,567	11,578	11,559

Olympic Steel, Inc.

Balance Sheets

(in thousands)

	As of December 31, 2023	As of December 31, 2022
Assets

Cash and cash equivalents	$13,224	$12,189
Accounts receivable, net	191,149	219,789
Inventories, net (includes LIFO reserves of $12,043 and $20,301 as of December 31, 2023 and December 31, 2022, respectively)	386,535	416,931
Prepaid expenses and other	12,261	9,197
Total current assets	603,169	658,106
Property and equipment, at cost	483,448	429,810
Accumulated depreciation	(297,340)	(281,478)
Net property and equipment	186,108	148,332
Goodwill	52,091	10,496
Intangible assets, net	92,621	32,035
Other long-term assets	16,466	14,434
Right of use asset, net	34,380	28,224
Total assets	$984,835	$891,627

Liabilities

Accounts payable	$119,718	$101,446
Accrued payroll	30,113	40,334
Other accrued liabilities	22,593	16,824
Current portion of lease liabilities	7,813	6,098
Total current liabilities	180,237	164,702
Credit facility revolver	190,198	165,658
Other long-term liabilities	20,151	12,619
Deferred income taxes	11,510	10,025
Lease liabilities	27,261	22,655
Total liabilities	429,357	375,659

Shareholders' Equity
Preferred stock	-	-
Common stock	136,541	134,724
Accumulated other comprehensive loss	41	1,311
Retained earnings	418,896	379,933
Total shareholders' equity	555,478	515,968
Total liabilities and shareholders' equity	$984,835	$891,627

Olympic Steel, Inc.

Segment Financial Information

(In thousands, except tonnage and per-ton data. Figures may not foot to consolidated totals due to Corporate expenses.)

	Three months ended December 31,
	Carbon Flat Products		Specialty Metals Flat Products		Tubular and Pipe Products
	2023	2022	2023	2022	2023	2022

Tons sold [1]	202,434	187,110	26,424	31,073	N/A	N/A

Net sales	$280,169	$270,132	$121,400	$161,278	$87,839	$88,634
Average selling price per ton	1,384	1,444	4,594	5,190	N/A	N/A
Cost of materials sold	219,627	232,615	101,849	133,495	54,199	64,701
Gross profit	60,542	37,517	19,551	27,783	33,640	23,933
Operating expenses	56,549	39,727	17,274	19,750	22,093	18,054
Operating income	$3,993	$(2,210)	$2,277	$8,033	$11,547	$5,879

Depreciation and amortization	3,871	2,810	1,051	1,023	2,644	1,293
LIFO income / (expense)	-	-	-	-	5,258	935

	Twelve months ended December 31,
	Carbon Flat Products		Specialty Metals Flat Products		Tubular and Pipe Products
	2023	2022	2023	2022	2023	2022

Tons sold [1]	854,192	806,919	115,587	142,092	N/A	N/A

Net sales	$1,221,093	$1,356,605	$567,728	$776,022	$369,342	$427,363
Average selling price per ton	1,430	1,681	4,912	5,461	N/A	N/A
Cost of materials sold	963,667	1,164,459	473,784	589,472	247,212	319,999
Gross profit	257,426	192,146	93,944	186,550	122,130	107,364
Operating expenses	222,844	167,131	71,060	92,888	81,438	72,508
Operating income	$34,582	$25,015	$22,884	$93,662	$40,692	$34,856

Depreciation and amortization	14,762	10,695	3,929	4,060	7,682	4,913
LIFO income / (expense)	-	-	-	-	8,258	(565)

1 The Company does not report tons sold for McCullough Industries, EZ Dumper, or Metal-Fab in the Carbon Flat Products Segment, Shaw Stainless in the Specialty Metals Flat Products Segment or the Tubular and Pipe Products Segment.

	As of December 31, 2023	As of December 31, 2022
Assets
Flat-products	$649,744	$631,607
Tubular and pipe products	333,677	258,412
Corporate	1,414	1,608
Total assets	$984,835	$891,627

Other Information

(in thousands, except per-share and ratio data)

	As of December 31, 2023	As of December 31, 2022
Shareholders' equity per share	$49.90	$46.36
Debt to equity ratio	0.34 to 1	0.32 to 1

	Twelve Months Ended December 31,
	2023	2022

Net cash from operating activities	$175,159	$185,853
Cash dividends per share	$0.50	$0.36